Exhibit 99.1

Aytu BioPharma Announces Pricing of $7.6 Million Registered Offering

ENGLEWOOD, CO, March 2, 2022 – Aytu BioPharma, Inc. (Nasdaq: AYTU), a pharmaceutical company focused on developing and commercializing novel therapeutics, today announced the placement to a healthcare-dedicated institutional investor in an underwritten offering of 3,030,000 shares of its common stock, pre-funded warrants to purchase up to 3,030,000 shares of its common stock, and common warrants to purchase up to 6,666,000 shares of its common stock (the "Offering"). The shares of common stock and the pre-funded warrants are each being sold in combination with corresponding common warrants, with one common warrant to purchase 1.1 shares of common stock for each share of common stock or each pre-funded warrant sold. The aggregate offering price for each share of common stock or each pre-funded warrant and, in each case, an accompanying common warrant to purchase 1.1 shares of common stock is $1.25. The pre-funded warrants will have an exercise price of $0.0001 per share of common stock, and the common warrants will have an exercise price of $1.30 per share of common stock. The pre-funded warrants will be immediately exercisable and remain exercisable until exercised, while the common warrants will be exercisable six months after the date of issuance and will have a term of five years from the date of exercisability. All securities to be sold in the Offering were sold by the Company.

The gross proceeds from the Offering are expected to be approximately $7.6 million, assuming none of the accompanying common warrants issued in the Offering are exercised. The Company expects to close the Offering on or about March 7, 2022, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering for growth of the company’s commercial business, advancing the development of its pipeline assets including initiating the PREVEnt Trial evaluating AR101 for the treatment of vascular Ehlers-Danlos Syndrome (VEDS), and for working capital and general corporate purposes.

There is no no established public trading market for the pre-funded warrants or the common warrants and the Company does not expect a market to develop. Additionally, the Company does not intend to apply for the listing of the pre-funded warrants or the common warrants on any national securities exchange or other nationally recognized trading system.

Canaccord Genuity is acting as the sole bookrunner for the Offering. Roth Capital Partners served as financial advisor to the Company.

The Offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-259862) that was declared effective by the Securities and Exchange Commission (the "SEC") on October 7, 2021. The Offering will be made only by means of a prospectus supplement and accompanying prospectus describing the terms of the Offering. Copies of the prospectus supplement and the accompanying prospectus relating to this Offering may be obtained, when available, by contacting Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, Massachusetts 02110, or by email at prospectus@cgf.com. These documents may also be obtained for free on the SEC's website located at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the Offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the Offering. There shall not be any sale of these securities in any state or jurisdiction in which such offering, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aytu BioPharma, Inc.

Aytu BioPharma is is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation from the U.S. Food and Drug Administration and the European Medicines Agency. To learn more, please visit aytubio.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as "anticipates," "believes," "continue," "estimates," "expects," "intends," "may," "might," "plans," "predicts," "projects," "should," "targets," "will," or the negative of these terms and other similar terminology. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated closing of the Offering and the expected uses of the proceeds from the Offering. Completion of the Offering is subject to numerous factors, many of which are beyond Aytu BioPharma's control, including, without limitation, market conditions, failure of customary closing conditions and the risk factors and other matters set forth in the prospectus supplement and accompanying prospectus included in the registration statement and the documents incorporated by reference therein. You are cautioned not to place undue reliance on any forward-looking statements made by Aytu BioPharma's management, which are based only on information currently available to it when, and speak only as of the date, such statement is made. Aytu BioPharma does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

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Contact:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com